Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor:	Media:	Company:
Doug Sherk	Steve DiMattia	Jim Klingler, CFO
dsherk@evcgroup.com	sdimattia@evcgroup.com	IR@nasmedical.com
or	(646) 277-0786	(818) 734-8600
Jennifer Beugelmans
jbeugelmans@evcgroup.com
(415) 896-6820

NORTH AMERICAN SCIENTIFIC ANNOUNCES $24 MILLION
PRIVATE PLACEMENT OF COMMON STOCK

CHATSWORTH, CA - June 6, 2006 - North American Scientific, Inc. (Nasdaq:NASI), announced today that it has entered into a binding agreement to raise $24 million in a private placement of common stock and the concurrent issuance of warrants for the purchase of common stock. Net proceeds from the financing will be used for new product development, including the Company’s breast brachytherapy product, and for working capital.

Three Arch Partners is leading the private placement and will invest $10 million. As part of the transaction, Three Arch will nominate two new board members to join North American Scientific’s Board of Directors. CIBC World Markets Corp. acted as the sole placement agent for the transaction.

At the closing of the transactions, which the parties anticipate will occur June 7, 2006, the investors will receive 12,291,934 shares of the Company’s common stock at $1.95 per share as well as warrants to purchase 6,145,967 shares of common stock at an exercise price of $2.08 per share which are exercisable beginning 180 days after the date of closing until 7 years after the date of closing.

“This transaction will allow North American Scientific to maintain its operations while aggressively pursuing our breast brachytherapy product introduction,” said L. Michael Cutrer, President & Chief Executive Officer of North American Scientific. “We expect that the proceeds from this offering will allow North American Scientific to regain compliance with NASDAQ listing requirements.”

“We are pleased to join existing North American Scientific shareholders in supporting and building a successful company. We believe their oncology products, and their breast cancer treatment products in particular, will have an important impact on what remains a challenging clinical problem,” said Wilf Jaeger, General Partner of Three Arch Partners.

The securities to be sold in this private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from registration requirements. North American Scientific agreed to file a registration statement after the closing of the transaction for purposes of registering the resale of the shares of common stock issued in the private placement and the shares of common stock issuable upon exercise of the warrants.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification of the securities under the securities laws of any such state.

About North American Scientific

North American Scientific is a leader in radiation therapy products and services in the fight against cancer. Its innovative products provide physicians with a set of tools for the treatment of various types of cancers. They include radioisotope-based brachytherapy seeds, used primarily in the treatment of prostate cancer, marketed under the trade name Prospera®; Intensity Modulated Radiation Therapy (IMRT); and Image Guided Radiation Therapy (IGRT). IMRT allows an escalated radiation dose to be delivered to a tumor while limiting exposure and damage to nearby healthy tissue. The Company's principal IMRT products are marketed under the trade names PEACOCK® and CORVUS. The Company's IGRT products, BAT®, BATCAM™ and nTRAK™ provide fast and accurate targeting and localization of a treatment volume on a daily basis. Over 500 hospitals and research sites worldwide are equipped with the Company's clinically proven PEACOCK, CORVUS (our proprietary treatment planning software), BAT, BATCAM, and ancillary treatment solutions. Please visit www.nasmedical.com for more information.

Statements included in this release that are not historical facts may be considered forward-looking statements that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the Company including, but not limited to, the impact of competitive products and pricing, technological changes, changes in relationships with strategic partners and dependence upon strategic partners for the performance of critical activities under collaborative agreements, the ability of the Company to successfully directly market and sell its products, uncertainties relating to patent protection and regulatory approval, the stable supply of appropriate isotopes, research and development estimates, market opportunities, risks associated with strategic opportunities or acquisitions the Company may pursue and the risk factors included in the Company’s filings with the Securities and Exchange Commission. Any forward-looking statements contained in this news release speak only as of the date of this release, and the Company undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future results or otherwise.